UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

215 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Officer:

On January 29, 2007, the Company announced that J. Scott Kamsler notified it on January 26, 2007 of his intention to resign as Vice President and Chief Financial Officer of the Company effective as of February 16, 2007. A copy of the announcement is attached hereto as Exhibit 99.1. Mr. Kamsler did not resign because of a disagreement with the Company on any matter relating to its operations, financials, policies or practices.

(c) Appointment of Officer:

On January 29, 2007, the Company also announced that the Board of Directors of the Company has elected Linda Reddick as Interim Chief Financial Officer of the Company, effective February 16, 2007. Ms Reddick is currently the corporate controller of the Company. A copy of the announcement is attached hereto as Exhibit 99.1.

Ms. Reddick has over 25 years of financial management and corporate planning experience with public technology companies in the telecommunications and semiconductor industries. From September 2005 to the present, Ms. Reddick served as the Company's corporate controller. Prior to joining Centillium in 2005, Ms. Reddick served in various financial positions at Avanex Corporation, a fiber optic communications business, from February 2003 to June 2005, and as its interim chief financial officer from November 2003 to April 2005. From September 2000 to February 2003 she served in various positions at Oplink Communications, Inc., a fiber optic component manufacturer, including as vice president and controller. From April 1993 to September 2000, she held various financial positions at Symmetricom, Inc., a telecommunications business, including vice president of finance at its semiconductor subsidiary, Linfinity Microelectronics, Inc. Ms. Reddick is a Certified Public Accountant and has over ten years of experience in public accounting, primarily at Deloitte & Touche. She received her Bachelor of Science degree in Business, with a concentration in Accounting, from San Jose State University.

Ms. Reddick's initial base salary will be $205,000.00 and her annual target bonus will be 30% of her base salary based on achievement of specified criteria to be determined by the Board of Directors.

Ms. Reddick will also enter into a change of control severance agreement (the "Agreement"). Pursuant to the terms of this Agreement, Ms. Reddick will receive certain severance benefits upon the termination of Ms. Reddick's employment following a Change of Control (as defined in the Agreement) involving the Company. If the Company (i) experiences a Change of Control and (ii) within eighteen months after such Change of Control, either (A) Ms. Reddick's employment is terminated by the Company without cause or (B) she resigns from the Company as a result of a) her job responsibilities being materially reduced, b) reduction by the Company of her base compensation or c) she is required to move to a location which is more than fifty (50) miles from her job location prior to the occurrence of the Change in Control (collectively, "Good Reason"), then Ms. Reddick shall be entitled to receive:

(1) a lump-sum severance payment (less applicable withholding taxes) equal to twelve (12) months of her then current annual base salary;

(2) company-paid health, dental and vision benefits substantially similar to those she was receiving immediately prior to the Change of Control, until the earlier of twelve (12) months from the date of termination or the date upon which she becomes covered under another employer's group health, dental and vision plan; however, if continued receipt of health care benefits as described above is not permitted by the applicable health care group plans, the Company will then reimburse Ms. Reddick for the COBRA premiums for such benefits for the same twelve (12) month period; and

(3) up to one (1) full year of accelerated vesting of any option or restricted stock units (or other similar equity grant) granted after the date of the Agreement.

Under the Agreement, Ms. Reddick will continue to be entitled to up to six (6) months of accelerated vesting of her existing grant of 30,000 restricted stock units of the Company's Common Stock, which she received in connection with her role as the Company's corporate controller.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

99.1	Press Release dated January 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Centillium Communications, Inc.

By:	/s/ Faraj Aalaei

Faraj Aalaei
Chief Executive Officer

Dated: January 29, 2007

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated January 29, 2007. (PDF format provided as a courtesy).